As filed with the Securities and Exchange Commission on June 7, 2010

Registration No. 333-114526

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTERNATIONAL ABSORBENTS INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	98-0487410
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1569 Dempsey Road
North Vancouver, British Columbia, CANADA V7K 1S8

(Address of Principal Executive Offices) (Zip Code)

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International Absorbents Inc. 1993 Stock Option Plan – U.S. Participants
International Absorbents Inc. 1993 Equity Stock Option Plan

(Full titles of the plans)

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Doug Ellis

President

1569 Dempsey Road

North Vancouver, British Columbia CANADA V7K 1S8

(Name and address of agent for service)

(604) -681-6181

(Telephone number, including area code, of agent for service)

Copies to:

Laura A. Bertin

Summit Law Group, PLLC

315 Fifth Avenue S., Suite 1000

Seattle, Washington  98104

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

REMOVAL FROM REGISTRATION

This Post-Effective Amendment No. 1 deregisters all securities registered for issuance and unsold under the Registration Statement on Form S-8, File No. 333-114526, filed by International Absorbents Inc. (“IAX”) with the Securities and Exchange Commission (“SEC”) on April 16, 2004 (the “Registration Statement”).

On May 27, 2010, IAX Acquisition Corporation, a Delaware corporation (“Parent”), through IAX Canada Acquisition Company Inc., a corporation incorporated under the laws of the Province of British Columbia, Canada and wholly-owned subsidiary of Parent, completed its acquisition of all of the outstanding common shares of IAX through a statutory plan of arrangement under the laws of British Columbia (the “Arrangement”). In connection with the Arrangement, all offerings of IAX securities pursuant to registration statements under the Securities Act of 1933, as amended, have terminated. In accordance with an undertaking made in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statement that remain unsold at the termination of the offering, IAX hereby removes from registration all securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, and in accordance with Rule 478(a)(4) under the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ferndale, Washington on the 7th day of June, 2010.

INTERNATIONAL ABSORBENTS INC.[1]
(Registrant)

By:	/s/ DAVID H. THOMPSON
David H. Thompson
Chief Financial Officer and Secretary

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1

On May 27, 2010, IAX Acquisition Corporation, a Delaware corporation (“Parent”), through IAX Canada Acquisition Company Inc., a corporation incorporated under the laws of the Province of British Columbia, Canada and wholly-owned subsidiary of Parent, completed its acquisition of all of the outstanding common shares of International Absorbents Inc. for $4.75 per share in cash through a statutory plan of arrangement under the laws of British Columbia.  This Post-Effective Amendment No. 1 is being filed on behalf of International Absorbents Inc. by IAX Canada Acquisition Company Inc. as the successor to International Absorbents Inc.